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                                                                    EXHIBIT 3.44

                            ARTICLES OF ORGANIZATION
                                       OF
                                TSI EAST 86, LLC

             UNDER SECTION 203 OF THE LIMITED LIABILITY COMPANY LAW

                  The undersigned, for the purpose of forming a limited liability company under Section 203 of the Limited Liability Company Law of the State of New York (the "Act"), hereby certifies that:

                  FIRST. The name of the limited liability company is TSI EAST 86, LLC (the "Company").

                  SECOND. The office of the Company is to be located in the County of New York, State of New York.

                  THIRD. The Company shall be dissolved in the manner and at such time as provided in the Operating Agreement and pursuant to the Act.

                  FOURTH. The Secretary of State of the State of New York is hereby designated as the agent of the Company upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Company served upon him is Becker, Glynn, Melamed & Muffly LLP, 299 Park Avenue, New York, NY 10171, Attention: Richard N. Chassin, Esq.

                  FIFTH. The Company is to be managed by its sole member.

                  IN WITNESS WHEREOF, the undersigned has made and signed these Articles of Organization on December 17, 1998 and affirms that the statements made herein are true under penalties of perjury.

                                             /s/ Curt D. Buyum
                                             ---------------------
                                             Curt D. Buyum
                                             Sole Organizer